Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

IEG Holdings Corporation

Pursuant to Section 607.1006 of the Florida Business Corporation Act, IEG HOLDINGS CORPORATION, a Florida corporation (the “Corporation”), hereby amends its amended and restated articles of incorporation, as amended (“Articles”), as follows:

1.	“Article I – NAME” is hereby replaced in its entirety to read as follows:

“Article I – NAME

The name of the corporation is Mr. Amazing Loans Corporation (the “Corporation”)

2.	This amendment of the Articles of Incorporation has been duly adopted by the written consent of the Corporation’s sole director as of March 21, 2018 in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act, and has been duly approved by the shareholders of the Corporation on March 21, 2018, and the number of votes cast for the amendment by the shareholders was sufficient for approval.

3.	The foregoing amendment of the Articles of Incorporation shall become effective on the later of (a) the date on which Financial Industry Regulatory Authority approves the Corporation’s name change to Mr. Amazing Loans Corporation (the “Name Change”), and (c) April 30, 2018.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Articles of Incorporation to be signed on the date indicated below.

IEG HOLDINGS CORPORATION

By:	/s/ Paul Mathieson
Paul Mathieson
Chief Executive Officer

Date: March 26, 2018